Exhibit 99.1

Press Release

VIA NET.WORKS Pursues New Financing and Reviews Strategic Options Including Sale of the Company or Businesses to Address Urgent Liquidity Problem

PricewaterhouseCoopers Providing Financing and Strategic Advice

AMSTERDAM, The Netherlands, March 17th, 2005 — VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext), a provider of business communication solutions to small- and medium-sized enterprises in Europe and the U.S., today announced that it is working with PricewaterhouseCoopers to obtain new financing to address an urgent liquidity problem. VIA added that it also is considering the sale of part or all of its business, among other alternatives.

VIA stated that a combination of factors including unanticipated revenue shortfalls in certain of its legacy VIA companies and its new VIA Express business would leave the company with insufficient cash reserves to continue the operations of the group’s parent company in early April 2005.

With the support of its advisors, VIA is actively pursuing two parallel processes to maximize its strategic alternatives. In the first process, VIA is considering sales of all or parts of its businesses and is currently in discussion with a number of parties with a view to concluding one or more transactions on an accelerated basis. In the second process, VIA is engaging in discussions with potential investors to provide funds sufficient to enable the Company to reach the point of cash flow break-even. The Company stated that any new financing would likely include equity components that would be dilutive to existing shareholders.

VIA’s Chief Executive Officer Ray Walsh stated: “We are pursuing all opportunities to optimize the value that is inherent in the VIA businesses. Many of our companies, including the Amen Group and most of the recently acquired PSINet Europe companies, are achieving significant success and are generating free cash from their operations. Many of our other companies are self-sustaining or neutral on a cash-flow basis. With an appropriate infusion of new cash to pay for additional cost reductions, we believe we could still achieve our goal of achieving positive cash flows from consolidated operations during 2005.” Mr. Walsh continued: “Unfortunately, while we have built a business with approximately $100 million in annualized revenue, we have not yet reached the point where our cash-generating operations can sustain the ongoing costs of running the group, including the very significant costs inherent in maintaining a public company. While we continue to believe we have a compelling value proposition for a sustainable business, we are taking this immediate course of action to protect our customers, employees, creditors and, of course, our shareholders.”

VIA further stated that it has targeted the end of March to complete a definitive agreement for either the financing or the transaction alternatives, but the

Company cannot guarantee it will be able to reach final agreement for either of these alternatives.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) is a leading provider of business communication solutions to more than 135,000 small- and medium-sized businesses in Europe and the United States. VIA offers a comprehensive portfolio of business communications services, including hosting, security, connectivity, networks, voice and professional services.

Website: www.vianetworks.com.

Investor Contact:

Michael Geczi

Tel: +1 212.681.1700 Ext. 156

Cell: +1 917 439 8377

Fax: +1 212.681.6961

Email: mgeczi@torrenzano.com

Media Contact:

Piers Schreiber

Tel: +31 20 502 0072

Cell: +31 65 535 8087

Fax: +31 20 502 0001

Email: pschreiber@vianetworks.com